Exhibit 99.2
Stratos International
Q1 Conference Call Transcript
August 31, 2006
Barry Hollingsworth, Chief Financial Officer
Thank you and good afternoon everyone.
Welcome to the Stratos International fiscal 2007 first quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos. Before we get started, I want to note that certain matters in this call are forward-looking statements subject to risks and uncertainties. Actual results may differ materially from any future performance suggested.
Risk factors include rapid technological change in the communications industry, fluctuations in operating results, and competition. Please refer to the “Safe Harbor” language contained in our press release dated today.
I want to point out that we will be providing the contents of this call including Q&A in an 8-K filing with the SEC early next week. We will file our 10-Q for this quarter on September 12.
Net revenues for the first quarter of fiscal 2007 were $21.2 million. This represents a 3% increase from $20.6 million last year, and a 2% sequential increase over Q4. Q1 revenues include $130,000 of royalty fees for the licensing of active and passive optical patents. We currently have 128 patents issued and an additional 28 patents pending.
The end markets of our Q1 sales were as follows.
Telecom and enterprise: 45%. When we say enterprise, that includes the storage area network market, data com market and private business networks. 32% of our sales went to the military market. And 23% of our sales went to other categories such as industrial, medical and video.
Sales in Q1 were almost evenly distributed between RF Microwave and Optical products.
RF Microwave sales contributed $10.3 million in Q1, representing an 8% decline from the prior year, and a 1% increase over Q4. The largest end customer within the RF Microwave group in Q1 was the National Telephone Company in Mexico — Tel Mex.
The optical side of the business contributed $10.8 million of product sales in Q1, a 16% increase over the prior year and a 4% increase sequentially over Q4. Q1 sales within the optical group were just about evenly distributed between active and passive products. The largest customer in the optical group in Q1 was General Dynamics, primarily for applications involving active transceiver enabled expanded beam connectivity. GD is also a large customer of the RF Microwave group, so General Dynamics was our largest customer in the quarter on a consolidated basis, coming in at just under 5% of our consolidated sales.
Consolidated cost of sales in Q1 were $14.7 million. Of that amount, direct materials represented 54%, direct labor was 14% and factory overhead was 32% of our cost of sales. These percentages are about the same with Q1 of last year.
Consolidated gross margin was 30.7% in Q1, compared to 39.6% in Q1 of the prior year, and 37% in Q4, due primarily to changes in product mix, particularly in Optical products.
Operating expenses were $8.4 million in Q1 compared to $8.9 million in the prior year and in Q4, excluding restructuring charges and litigation settlements. And there were none in this quarter or Q1 of the prior year. We reduced every line item of operating expenses compared to Q1 of last year and sequentially to Q4. The largest reduction from last year is in G&A, where we no longer have the expenses associated with the administrative office in Westlake Village, California.
Total D&A in Q1 was $2.2 million and CapEx was $220,000 in the quarter. The excess depreciation over CapEx is largely due to the historical purchase of software and computer equipment. I should also point out that approximately $2.5 million of annual depreciation will be going away after 3 quarters because we are getting to the tail end of some of our fixed asset lives.
Of the $2.2 million in Q1 D&A, $650,000 is in cost of sales and $1.5 million is in operating expenses, primarily in G&A expenses. Put another way, of our $3.9 million in G&A expense, about $1.4 million of that is non-cash.

Of the $2.2 million in total Q1 D&A, $1.5 million is depreciation, and $700,000 is amortization. Half of the amortization is on intangible assets, primarily from the Sterling acquisition in 2003, and the other half of the amortization is from restricted stock grants.
Our operating loss in Q1 2007 was $1.9 million, compared to an operating loss of $684,000 last year. The decline is all related to gross margins.
The preferred stock dividends in Q1 of $287,000 include $262,000 in premiums we paid in preferred share repurchases during the quarter.
Average DSO for trade accounts receivable for Q1 was 59 days. Inventory turns were 3.7 times on an annualized basis.
With that, let me turn it over to Andy Harris.
Andy Harris, Chief Executive Officer
Thanks Barry. Let me begin by saying that we are pleased with the sequential growth in our top line. This is our second quarter of revenue growth following the flat revenue we generated in Q2 and Q3 of FY 2006. As we have stated previously, we believed that our growth initiatives would begin to generate increased revenue and we are seeing that expectation come to fruition. Our revenue in Q1 of $21.1 million is 2.0% above Q4 and 10.4% above Q3 of FY 2006. We remain optimistic about continuing revenue growth as reflected by our backlog that ended Q1 at $16 million and is presently at $18.2 million. These increases in revenue are the result of efforts that we launched during the first half of FY 2006 that are now generating positive results. We are seeing rapid growth in our suite of video products, our Florida Military optical applications and in the sales of Advanced Fiber Products into our US markets. We have additional sales development efforts in our Trompeter and Semflex groups as well as our UK operation that we expect to generate incremental revenue in the future quarters. Our progress to profitability is clearly tied to our ability to increase our revenue and I am confident that we are on a positive path.
A recent step we have taken to support these revenue generation efforts is to consolidate all of sales resources companywide to enhance our ability to provide our customers with better access to our entire suite of both optical and electrical connectivity solutions. The cross selling opportunities resulting from this restructuring should favorably impact our revenue growth during the second half of our fiscal year. We have named Dale Reed to the position of Senior Vice President of Sales and Marketing for Stratos. Dale was previously our Vice President of Sales and Marketing for our Trompeter/Semflex group. In his new position we feel that Dale has the opportunity to have a very positive impact with our customers and to aid in our revenue growth initiatives.
Our gross margins for Q1 came in at lower levels than we had previously experienced. This was due primarily to a change in product mix, but there were also some labor and material cost overruns, coupled with some price pressure in our optical group. We believe we are making progress in correcting these problems including a revision of our pricing policies in our optical group.
I’m also happy to say that we’re continuing our ongoing efforts to increase operating efficiency and thereby control our operating expenses. As a percent of total revenues, operating expenses were 39.8% of revenue in Q1 compared to 42.9% in Q1 of last year.
On a consolidated basis, we continue to support a broad customer base. Within our base of active customers, our top 25 customers represented 39% of our consolidated sales in Q1. Once again, we had no customer accounting for 10% or more of total revenue in the quarter.
Our balance sheet remains very healthy. We ended the first quarter with $27.9 million of cash and short-term investments. This compares to $30.7 million of cash and short-term investments at the end of Q4. The sequential decline of $2.8 million was primarily attributed to repurchases of common and preferred stock. During the quarter, we paid out $1.3 million to repurchase 185,000 shares of common stock in the open market. Since we began our stock repurchase program in November, we have repurchased 500,000 shares at a cost of $3.3 million. We also repurchased 9,700 shares of preferred stock at a cost of $1.2 million during the quarter. CapEx was about $220,000 in the quarter.
We believe we are on track to achieve profitability by a combination of improving operating efficiency and new business development efforts. We have integrated our Human Resources, IT and Finance functions companywide, increased our sales efforts and launched product initiatives including Radio Frequency Identification, advanced fiber products and several RF& Microwave connector and wiring assembly products.
If you saw any of the broadcasts of this year’s PGA Tour, then you got to see the benefit of Stratos Optical technology. In particular, our miniature video media converters (M-VMC’s) and video media converter racks (VMCR’s) enabled a flawless live production of this year’s tour. The PGA tour is not the first high profile showing for the Stratos products — they were performing behind the scenes for most of Hollywood’s red carpet awards night, Super Bowl XXXVIII, and the Olympics to name a few. As fiber becomes the standard for live productions and more fiber networks are installed in new and existing stadiums, Stratos’ expanding product line offers reliable solutions for bringing crystal clear images home to the viewer.
On the military front, we are gaining traction in the US with Stratos expanded beam technology being developed for the US Marines.

In closing, I want to thank our employees for their continued hard work and contribution to the ongoing improvements in our company’s performance. I continue to be impressed and appreciative of their capabilities and dedication to making Stratos a successful company.
Q&A
Michael Coady, B Riley & Co. First, let’s talk about the gross margin. That was clearly the disappointing factor for the quarter. At what point did you realize that you had cost overruns and some of the other issues that impacted gross margins?
Andy Harris: We really began seeing that in June, early in July. And it was a something we were aware of and are addressing and am relatively comfortable. There is a high level of variability in programs. The programs we sell into are driven by demand in the end-market and as much as I would like to control that, that is going to drive the demand for products in which our components go into.
Barry Hollingsworth: Yes, Michael. Due to the diversity of our product mix we started to see signs earlier — mid-way through — but you never really know until the quarter is completely finished or because of the variety in the products that we sell.
Andy Harris: We have followed up with the customers that had been involved in the products that we saw substantial changes in and frankly, the larger components of the impact we took this quarter — we already have secured bookings back to normal levels. So, I really don’t think this is signaling a trend of any kind. It’s an aberration in the process.
Michael Coady: OK. Just let me go a little bit further with that. So, you’ve secured bookings back to normal levels of the higher-margin products in the mix that would have left you with a gross margin comparable to the last couple quarters.
Andy Harris: Yes.
Michael Coady: OK. So, bookings of those products were down in the quarter more so than the lower-margin products being up? And would that mean that had those bookings not been down, you would have had higher revenue in the quarter.
Andy Harris: Yes, we would have had higher revenue in the quarter. The lower track on some of the products that we’re talking about here — those were truly declines in revenue from historic trends on those specific product lines. And, yes, we were disappointed that those didn’t come. We did not lose any programs. We simply missed that revenue stream for the quarter. And this is not the first quarter that that’s happened. That has happened a couple of times in the last three years. And so, you know, it’s back in the backlog again and — and so, I see the core of the impact that we had in Q1 back in the sales channel again.
Michael Coady: OK. That’s good to hear. If we look at — just touch on a couple more things. I guess, Barry — just curious about the backlog. It seems that each quarter, the backlog in the middle of the quarter or when you report is higher than it was at the end of the quarter. And it’s clearly been an upward trend, which is great to see. What is it about the timing of that? Is there some ordering pattern?
Barry Hollingsworth: You know, honestly, Michael, I don’t think we can discern any type of a pattern here in our backlog. I think the general trend is overall looking healthy. And we’ve seen that build over the last several weeks even. And even furthermore, anecdotally, just from what we hear from our sales people, we expect that backlog to continue to build. But I can’t really talk about any pattern here because if there is one, I’m not even aware of it.
Andy Harris: We’re not aware that there is an end-of-calendar-quarter period, since we’re not on calendar quarters, that drives that sort of pattern. We have analyzed it in a variety of different ways and cannot identify anything consistent, but that’s a good question.
Michael Coady: OK. I could probably just dream up some scenarios as to why that would be, especially since you’re not on a calendar quarter. Maybe that’s why. How about Opex — great to see it continue to contract, come down a little bit. There was the closure of the Westlake office. Anything else that’s causing that to come down or that you’re able to do, and can you drive it down any further or do you think it’s at a minimum here?
Andy Harris: Part of it is the result of the consolation, the integration of finance and the integration of IT. We’re finding savings from those functions. We are not reducing head count. We are improving productivity. We’re able to grow the business without expanding our workforce, and that really is where it’s coming from, Michael. I think Opex, as a percent of revenue, will continue to go down as we can take advantage of the operating efficiencies that are being generated in the company. But I’m not telling you that we expect operating expense on a nominal basis to decline.
Michael Coady: OK — fair enough. A couple more quick things — Barry, the preferred dividends — does that basically drop to zero going forward?
Barry Hollingsworth: They won’t drop to zero because we still have 10,000 shares outstanding. So, they’ll be based on that. So, they’ll roughly be 20 percent of what they had been in the past when we had the 50,000 shares outstanding. So, they should be about $17,000 a quarter.

Michael Coady: And, you talked about some — some sizeable programs, particularly in the military, that are expected to start to ramp. What do you think the timing of some of those things are when you could start to see some more meaningful revenue growth as opposed to kind of 2 to 3 percent year-over-year in sequential growth?
Andy Harris: Well, I think we’re beginning to see them now. I think our bookings at $18 million are a pretty good indication of that. I think a fair amount of that revenue will come in our third quarter, and I expect it to ramp-up fairly consistently. Now, recall our Q2-Q3 revenue numbers were in the $19 million range and we’re moving on up from $21 million. So, year-to-year, from here on out, we’ll be in the double-digit range.
Michael Coady: Right — great. And then, just lastly, any update on the building?
Andy Harris: Actually, we are making a good deal of progress. I’m disappointed that we can’t announce anything today, but, literally, we should have some information that we can bring out in the next day or two to provide some good news there.
Rob Ammann, RK Capital: Hi, guys. You mentioned a change in the pricing policy to help improve gross margins. Can you provide a little more color on that?
Andy Harris: Yes. What we have done is select a couple of our products that I think we have allowed to stay at fixed prices now for a longer period than we should have, and we are going to selectively bring some prices up on those products, primarily, active optical products.
Rob Ammann: So, what percentage of revenues might those products represent of either in total or of the optical group?
Andy Harris: In total revenues, we’re probably talking about 15 percent.
Rob Ammann: OK. We’re talking a pretty meaningful price increase.
Andy Harris: Yes. This will be significant enough that the revenue in that area is growing and we’re doing some things that will provide the basis to substantiate improved pricing and, to the extent that we can reduce manufacturing costs, we can bring those margins more in line.
Rob Ammann: OK. If I remembered right, historically, labor had represented roughly 8 percent or so of the cost of goods sold, and it looks like it’s spiked to 14 percent or so this quarter. Is that a function of a product mix that was more labor-intensive or maybe just some control issues in the quarter with respect to labor? Any color there would be great.
Barry Hollingsworth: Actually, when you say, “8 percent,” you might be referring to as a percentage of revenue. The percentages I gave were labor as a percentage of total cost of sales. And it’s been tracking in that general range for a while.
Rob Ammann: OK. Can you disclose the EBITDA margins by segment for both RF and optical?
Barry Hollingsworth: Yes. Speaking in broad strokes, the RF Microwave EBITDA margin is around 21 percent.
Rob Ammann: I can back into the optical. And that is down a little bit on the RF side in terms of margins, sequentially?
Barry Hollingsworth: Yes, that’s correct.
Rob Ammann: What led to the decline there, given that most of the pricing issues sound like they were more on the optical side and more of the mix issues were on the optical side?
Andy Harris: They were more one-time charges and labor inefficiency and a little bit material cost increases.
Rob Ammann: OK. It sounds like, based on Michael’s question, that the backlog now has better embedded gross margin from here. How quickly do you think we’d get back to whatever normalized gross margin level is if maybe if last quarter was normalized. Does that take a couple quarters to get back?
Andy Harris: Yes. That will take a couple quarters, I would say. Realistically, I can’t pin down a specific time period, but we are confident that the margins will be back to normal levels within the reasonably near future. I think the actions that have already been taken will bring us back.
Rob Ammann: OK. It looks like if margins had been close to a normalized level this quarter, given the strong operating expense control, you guys would have been really close to break-even on the net income basis. Does that sound about right?
Barry Hollingsworth: That’s correct.

Rob Ammann: OK. What do you think in terms of internal goals, do you expect to be able to be profitable on a full-year basis?
Andy Harris: I don’t see why we can’t be. I’ll just say that.
Rob Ammann: OK. Book-to-bill in the quarter — did you disclose that?
Barry Hollingsworth: Book-to-bill was 1.1 in the quarter.
Rob Ammann: Good. A little more color on the sales integration and just why you believe that will help drive more revenues specifically. And then in terms of outside sales for any changes there, or is it kind of status quo?
Andy Harris: Status quo with the outside sales team at this point. We will spend some more time training the sales organization so that we can go out in front of customers who are using both copper and optical products and provide them integrated solutions. We just won a pretty significant military contract because we are one of the few people who are capable of providing electrical connectivity and optical connectivity in the same field communications application. And we won that project because someone on our copper side brought in somebody from the optical side and they created a unique solution. And this has the potential to increase our revenues by 5 or 6 percent in the next year.
And there are opportunities like that whether you’re in the storage-area networks or in a military, hardened environmental network, or in a variety of different applications. And we’re going to take that organization, and go into customers — same number of customers — and have the opportunity to increase our product exposure to them by some factor of 20 percent. And from that, there will be incremental revenues. The experience that we have had thus far would indicate that that’s not something that takes a year to happen. It’s something that takes a matter of a few months.
Now, at some point down the road, we will take a look at how we have structured our sales organization, but as important as revenue growth is to us, we have no inclination whatsoever to reduce our efforts there. What we’re doing is re-channeling that resource to provide more frequent and more complete coverage of the markets that we’re selling to and we’re also going to find a way, from this process, to build mind share with our rep organizations that we’re working with and increase our contact and opportunity pursuit with our customers.
Rob Ammann: That’s very helpful. Barry, do you have a cash-flow from operations in the quarter number?
Barry Hollingsworth: Yes, I do. Cash flow from operations were a negative $87,000.
Barry Hollingsworth: OK. Thank you, everyone for joining us. And as always, Andy and I are eminently available for follow up. Good-bye.
END